INFORMATION FOR RELEASE

MuniMae Announces CEO Succession

Michael L. Falcone to Become CEO
Mark K. Joseph to Continue as Chairman of the Board

BALTIMORE (December 9, 2004) – Municipal Mortgage & Equity, LLC (NYSE:MMA), known as MuniMae, announced today that the Board of Directors approved Michael L. Falcone, President & COO, to succeed Mark K. Joseph as CEO as of January 1, 2005. Mr. Joseph will continue as Chairman of the Board of Directors and remain active in the business.

MuniMae Chairman and CEO, Mark K. Joseph, stated, “Mike and I have been partners since well before we founded MuniMae in August 1996. He is superbly qualified to run the Company having been the main architect of our growth. Mike brings to this job not just an intimate knowledge of real estate and finance, but also the trust of all who have worked with him.”

“During the past eight years, we have had an average annual return to our shareholders of 18%. We have raised our distribution 31 consecutive quarters. Our market capitalization has grown over four-fold to over $900 million and our assets under management have grown 31 times to $9 billion. We are very proud of this record.”

MuniMae President and COO, Michael L. Falcone, stated, “I am excited about MuniMae’s future. Ten of the 13 people who were with us at the time MuniMae became a listed company in 1996 are still with the Company. Now we have almost 400 employees and it is clear that building MuniMae has not by any means been the accomplishment of just a few of us. It results from the hard work and commitment of many, many people, both inside the Company and out, not to mention the support of our shareholders and Board.”

“To thrive in the future, we must continue our close collaboration with all of MuniMae’s stakeholders. We must maintain and continually reinforce our values: Integrity, Innovation and Service. And, we must do so at an ever-increasing pace. This will not be easy, but it will be rewarding, challenging and fun.”

About Municipal Mortgage & Equity
MuniMae and its subsidiaries originate, service and asset manage investments in multifamily debt and equity for its own account and on behalf of others. MuniMae conducts these operations through its subsidiary, MMA Financial, LLC. As of September 30, 2004, assets under management totaled $9.3 billion secured by 2,217 properties containing 249,850 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. For its proprietary accounts, MuniMae primarily holds tax-exempt multifamily housing bonds. This on-balance sheet portfolio is secured by 177 properties containing 37,581 units in 27 states. For a portion of these investments, MuniMae participates in the performance of the underlying properties.

MuniMae is organized as a limited liability company. This structure allows MuniMae to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

This press release contains statements, including those about prospective distributions and the tax-exempt nature of those distributions, that are forward looking in nature and reflect management’s current views with respect to future events and financial performance. These statements are subject to many uncertainties and risks and should not be considered guarantees of future performance. Actual results may vary materially from projected results based on a number of factors, including the actual performance of the properties pledged as collateral for the portfolio, general conditions in the local real estate markets in which the properties are located and prevailing interest rates. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.

www.munimae.com

Contacts
Investor Relations
     Angela Richardson, 888/788-3863